NEWS RELEASE

INTEROIL CONFIRMS GAS IN THE ANTELOPE REEF AT ANTELOPE-1 WELL

December 31, 2008 -- InterOil Corporation (IOL:TSX)( IOC:US NYSE Alternext) (IOC:POMSoX) announced that gas has flowed from its Antelope 1 well confirming hydrocarbons in the Antelope Reef.  The top of the reservoir was intersected at 5,735 feet (1,748 meters) with gas encountered at that same depth.  Drilling ahead is continuing at 5,892 feet (1,796 meters) with an underbalanced mud system with gas production averaging 2-3 MMcfd whilst drilling with full returns and approximately 3,400 psi of back pressure on the formation.  Rates up to 15 MMcfd have been achieved while circulating out gas kicks.

Highlights:

•	Reefal shallow marine facies have been encountered with a development of a coarser grained dolomitized section of reservoir.
•	This dolomitized facies has ‘good to very good’ visible matrix and vugular porosity observed in the cuttings throughout the reservoir interval.
•	The lower interval associated with a significant gas kick, had a sharp increase in dolomite (avg. 80%).
•	The anticipated base of the hydrocarbon column is estimated to be below the lowest known gas encountered in the Elk-4 well which is equivalent to 7,858 feet (2,395 meters) in Antelope-1.

The forward program is to drill ahead to total depth and test the well.

“We are extremely pleased with the early confirmation of gas and the gas flow results from the Antelope-1 well,” said Mr. Phil Mulacek, Chief Executive Officer.  “The well continues to reflect our expectations for gas volumes in the Antelope field.  What we have seen to date is expected to have a positive effect on the evaluation of gas volumes in the Antelope structure currently being conducted by independent experts.”

InterOil News Release

COMPANY DESCRIPTION

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region.  InterOil’s assets consist of petroleum licenses covering about 8.7 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea.  In addition, InterOil is a shareholder in a joint venture established to construct Papua New Guinea’s first LNG plant on a site adjacent to InterOil’s refinery in Port Moresby.

InterOil’s common shares trade on the Toronto Stock Exchange under the symbol IOL in Canadian dollars and on the NYSE Alternext US LLC (formerly the American Stock Exchange) in US dollars.

FOR INVESTOR RELATIONS ENQUIRIES:

Anesti Dermedgoglou
V.P. Investor Relations
Anesti@interoil.com
Cairns Qld, Australia
Phone:  +61 7 4046 4600

Cautionary Statements

This press release may include “forward-looking statements” as defined in United States federal and Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the InterOil expects, believes or anticipates will or may occur in the future are forward-looking statements. In particular, this press release contains forward looking statements concerning drilling activities in the Elk/Antelope field. These statements are based on certain assumptions made by the Company based on its experience and perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given however, that these events will occur.  Actual results will differ, and the difference may be material and adverse to the Company and its shareholders.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.  Some of these factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission and SEDAR, including but not limited to those in the Company’s Annual Report for the year ended December 31, 2007 on Form 40-F and its Annual Information Form for the year ended December 31, 2007.  In particular, there is no established market for natural gas in Papua New Guinea and no guarantee that gas from the Elk/Antelope field will ultimately be able to be extracted and sold commercially.

Investors are urged to consider closely the disclosure in the Company’s Form 40-F, available from us at www.interoil.com or from the SEC at www.sec.gov and its and its Annual Information Form available on SEDAR at www.sedar.com.

We currently have no reserves as defined in Canadian National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities.  All information contained herein regarding resources are references to undiscovered resources under Canadian National Instrument 51-101, whether stated or not.

InterOil News Release